Exhibit 10.280

THIRTEENTH LEASE AMENDMENT

THIS THIRTEENTH LEASE AMENDMENT (this “Thirteenth Amendment”) is made and entered into this 29th day of September 2011, by and between GREENWAY OFFICE CENTER L.L.C. (the “Landlord”) and PPD DEVELOPMENT, LP (the “Tenant”).

RECITALS:

A. Tenant (as successor to PPD Development, LLC) and Landlord (as successor to Greenway Properties, Inc. f/k/a Western Center Properties, Inc.) have entered into that certain lease with respect to space in the building located at 8551 Research Way, Middleton, Wisconsin, dated April 30, 2001 (the “Lease”), which Lease was subsequently amended on August 15, 2001, August 25, 2003, March 22, 2004, May 17, 2004, December 14, 2004, June 3, 2005, July 29, 2005, March 1, 2006, August 31, 2007, September 25, 2007, March 31, 2008, and February 10, 2011; and

B. Tenant and Landlord desire to amend the Lease as set forth herein.

AGREEMENT:

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which the parties hereby acknowledge, Landlord and Tenant agree as follows:

1. Article 1 of the Lease is hereby replaced in its entirety with the following:

“ARTICLE 1

TERMS

1.1 Date of Lease. April 30, 2001.

1.2 Landlord: Greenway Office Center L.L.C., a Delaware limited liability company, with it address at:

8215 Greenway Boulevard, Suite 500,

Middleton, WI 53562 (courier address)

P.O. Box 7700

Madison, WI 53707-7700 (mailing address)

Attn: Chief Legal Officer

The address for Landlord set forth in Section 16.6 is hereby replaced with the above.

1.3 Tenant: PPD Development, LP, a Texas limited partnership, with its address at:

929 North Front Street

Wilmington, NC 28401-3331

Attn: Corporate Lease Administration with copy to General Counsel at same address

The address for Tenant set forth in Section 16.6 is hereby replaced with the above.

1.4 Building: The Building is located at 8551 Research Way, Middleton, WI 53562. “Rentable Square Footage of the Building” is deemed to be 190,549 square feet.

1.5 Premises: The Premises shall mean the area shown on Exhibit A to this Lease. “Rentable Square Footage of the Premises” is deemed to be 125,761 square feet.

1.6 Rent: Rent shall mean the amounts payable by Tenant to Landlord as stated in Article 4.

1.7 Term: The Term commenced on May 1, 2001 (the “Commencement Date”) and, unless extended in accordance with this Lease, shall end on May 31, 2023 (the “Termination Date”).”

2. Article 2 of the Lease is hereby deleted in its entirety and replaced with the following:

“Phase IV of the Greenway Research Center has on a non-served basis approximately 5.4 parking stalls per 1,000 square feet of usable space which should provide adequate parking for employees and guests.”

3. Section 4.1 is hereby replaced in its entirety with the following:

“4.1 Rent. Tenant covenants and agrees to pay Landlord as Rent, in advance, on the first day of each month, without demand thereof, the “Monthly Base Rent” set forth in the table below, along with its prorated share of the Common Area Expenses (as defined in Section 4.4). The term “Monthly Base Rent” shall also mean and refer to “Monthly Rent” as that term is used in the Lease.

Period or Months of Term	Annual Rate Per Square Foot	Monthly Base Rent
09/01/2011 to 02/28/2012	$15.40	$161,393.28
03/01/2012 to 02/29/2013	$15.86	$166,235.08
03/01/2013 to 02/28/2014	$16.34	$171,222.13
03/01/2014 to 02/28/2015	$16.83	$176,358.80
03/01/2015 to 02/28/2016	$17.33	$181,649.56
03/01/2016 to 02/29/2017	$17.85	$187,099.05
03/01/2017 to 02/28/2018	$18.39	$192,712.02
03/01/2018 to 02/28/2019	$18.94	$198,493.38
03/01/2019 to 02/28/2020	$19.51	$204,448.18
03/01/2020 to 02/29/2021	$20.09	$210,581.63
03/01/2021 to 02/28/2022	$20.70	$216,899.08
03/01/2022 to 02/28/2023	$21.32	$223,406.05
03/01/2023 to 05/31/2023	$21.96	$230,108.23
			”

4. Section 4.5 is hereby replaced in its entirety with the following:

“4.5. Proration: Tenant’s “prorated share” shall mean the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building, which equals 66.00 percent.”

5. Section 4.6 is hereby added to the Lease to read as follows:

“4.6 Rent Credit. Unless Tenant is then in default under Article 11, beginning on April 1, 2022, Tenant shall have a right to receive a credit against its future Base Rent in the amount of $3,000,000. Tenant may start offsetting the rent credit against the Base Rent due on April 1, 2022, and each subsequent month thereafter. Notwithstanding the above, if Tenant does not extend this Lease through at least May 31, 2026, Tenant will instead receive a credit against its future Base Rent in the amount of $2,250,000.

6. Section 6.2 (d) is hereby added to the Lease to read as follows:

“(d) Tenant shall be responsible for payment of electric service charges under the Madison Gas and Electric Service Agreement for Purchase of Backup Generation Service, dated December 16, 2004 (the “MGE Agreement”). On or before the termination date of the MGE Agreement, Tenant shall enter into its own service agreement for purchase of backup generation service from Madison Gas and Electric Company.”

7. Section 16.23 of the Lease is hereby replaced in its entirety with the following:

“16.23 Right of First Refusal. Throughout the Term of the Lease, Tenant shall have right of first refusal with respect to any space located in the Building (the “ROFR Space”), subject to other tenant(s) then existing rights of first refusal for the same space. In the event a third party wishes to lease the ROFR Space, Landlord shall notify Tenant of the terms upon which the third party is willing to lease the ROFR Space and

Tenant shall have five (5) business days from the date of such notice to inform Landlord that Tenant wishes to lease the ROFR Space. If Landlord does not receive a response from Tenant within such five (5) day period, Landlord may rent the ROFR Space to the third party. If Tenant wishes to exercise its right of first refusal for the ROFR Space, Tenant must lease the ROFR Space upon the same terms and conditions as the bona-fide, negotiated proposal from the third party.”

8. Section 16.24 is hereby added to the Lease to read as follows:

“16.24. Renewal Option. Landlord hereby grants Tenant two (2) options (each, a “Renewal Option”) to extend the then current Term of this Lease with respect to the entire Premises for five (5) years each (each, a “Renewal Term”) by delivering written notice of exercise of the Renewal Option to Landlord not later than eighteen months (18) months in advance of the expiration of the then current Term. Landlord shall then provide Tenant with Landlord’s estimate of the fair market base rent for the Premises (“Fair Market Rent”). The Base Rent for the Renewal Term shall equal ninety-five percent (95%) of the estimated Fair Market Rent. Landlord shall determine the “fair market” rent and refurbishment allowance by analyzing comparable space in the Middleton/West Madison, Wisconsin area. In the event Tenant disputes Landlord’s determination of Fair Market Rent or the refurbishment allowance for the Renewal Term, Landlord and Tenant shall within thirty (30) days after the date on which the Landlord provides Tenant with its estimate of Fair Market Rent shall each simultaneously submit to the other, in writing, its good faith estimate of the Fair Market Rental Rate (“Good Faith Estimates”). If the higher of the Good Faith Estimates is not more than one hundred and five percent (105%) of the lower of the Good Faith Estimates, the Fair Market Rent in question shall be deemed to be the average of the submitted rates. If otherwise, then the rate shall be set by arbitration to be held in Madison, Wisconsin in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator as follows. Within ten (10) days after the simultaneous submittal by Landlord and Tenant of their respective Good Faith Estimates, each shall designate a recognized and independent commercial real estate attorney or MAI appraiser who has at least ten (10) years recent experience in the leasing or valuing, as applicable, of rental properties comparable to and in the vicinity of the Building, which arbitrator shall not be an affiliate of Tenant or Landlord. The two individuals so designated shall, within ten (10) business days after the last of them is designated, appoint a third independent arbitrator possessing the aforesaid qualifications to be the single arbitrator (provided that such third arbitrator shall not have been engaged by Landlord, Tenant or the local affiliates or agents of either of them during the preceding three (3) years). The third arbitrator so selected shall alone pick one of the two Good Faith Estimates, being the Good Faith Estimate that is closer to the Fair Market Rent as determined by the arbitrator using the definition set forth herein. The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The phrase “Fair Market Rent” shall mean the fair market value annual rental rate that a comparable tenant would pay and a comparable landlord would accept in an arm’s length transaction, for delivery on or about the applicable delivery or effective date of the applicable Renewal Term, for comparable non-renewal, non-expansion space, for a comparable use in the Building and in comparable buildings within a one (1) mile radius of the Building (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per rentable square foot; the standard of measurement by which the rentable square footage is measured; the ratio of rentable square feet to usable square feet; the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop); provisions reflecting free or reduced rent, parking charges, length of the lease term, size, configuration and location of premises being leased, building standard work letter or tenant improvement allowances, if any; and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that a landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that a landlord would otherwise make, and receive in Comparable Transactions.”

9. Prior Amendments.

9.1	Except as noted in this Section 9, this Thirteenth Amendment hereby supersedes and replaces all of the terms and conditions of the first through twelfth amendments to the Lease, which were dated on or about August 15, 2001, August 25, 2003, March 22, 2004 (“Third Amendment”), May 17, 2004 (“Fourth Amendment”), December 14, 2004 (“Fifth Amendment”), June 3, 2005 (“Sixth Amendment”), July 29, 2005, March 1, 2006 (“Eighth Amendment”), August 31, 2007, September 25, 2007, March 31, 2008, and February 10, 2011 (the “Prior Amendments”). Except as noted in this Section 9, the terms and conditions of the Lease shall be construed as if the Prior Amendments were never in effect.

9.2	The following provisions shall continue in full force and effect and are not superseded by the terms and conditions of this Thirteenth Lease Amendment:

i.	Sections 15, 16 and 17 of the Eighth Amendment.

ii.	Section 9 of the Sixth Amendment.

iii.	Section 3 of the Fifth Amendment.

iv.	Section 10 of the Fourth Amendment.

v.	Section 11 of the Third Amendment.

10. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment. Any party so executing this Amendment by facsimile transmission or electronic mail shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart delivered by facsimile transmission or electronic mail.

11. All capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

12. In the event of conflict between the provisions of this Amendment and the terms of the Lease, the provisions of this Amendment will control.

13. The parties hereby ratify the terms and conditions of the Lease as amended by this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date set forth in the preamble.

TENANT:		LANDLORD:

PPD DEVELOPMENT, LP		GREENWAY OFFICE CENTER L.L.C.

By:	PPD GP, LLC, Its General Partner	By:	T. Wall Properties L.L.C., Its Manager

By:	/s/ William J. Sharbaugh		By:	/s/ Randall J. Guenther
Name:	William J. Sharbaugh			Randall J. Guenther,
President & Chief Financial Officer

Title:	Chief Operating Officer	Date:	October 10, 2011

Date:	September 29, 2011

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

GUARANTY

THIS GUARANTY (this “Guaranty”) is made and entered into by and between PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation, (the “Landlord”) and GREENWAY OFFICE CENTER L.L.C., a Delaware limited liability company (the “Guarantor”).

RECITALS:

A. Guarantor is affiliated with PPD Development, LP, a Texas limited partnership, (the “Tenant”).

B. Landlord and Tenant entered into that certain lease, dated April 30, 2001, as amended, for the premises located at 8551 Research Way, Middleton, WI 53562 (the “Lease”).

C. Guarantor derives a financial benefit from the execution of the Lease by Landlord and Tenant.

D. Guarantor desires to guaranty all of Tenant’s obligations under the Lease.

AGREEMENT:

IN CONSIDERATION of the foregoing Recitals, and in consideration of the Landlord entering into the Lease, Guarantor does hereby covenant and agree to the following:

1. GUARANTY OF PERFORMANCE. Guarantor guarantees, unconditionally and absolutely, the full and faithful performances and observance of all the covenants, terms, and conditions of the Lease provided to be performed and observed by Tenant, expressly including, without being limited to, the payment of rent, when due, under the Lease. This is a guaranty of payment and performance and not of collection.

2. LEASE MODIFICATION, RENEWAL OR EXTENSION. If the Lease is modified, renewed or extended, or if the Tenant holds over beyond the term of the Lease, the obligations hereunder of Guarantor shall extend and apply with respect to the full and faithful performance of all of the covenants, terms and conditions of the Lease and of any such modifications, renewal or extension thereof.

3. TENANT’S SUBLET OR ASSIGNMENT. This Guaranty shall remain and continue in effect if the Tenant sublets or assigns, whether or not Guarantor or Landlord receives notice of such sublet or assignment or has consented to it.

4. BINDING ON SUCCESSORS AND ASSIGNS. This Guaranty, and all of the terms hereof, shall be binding on Guarantor and the heirs, successors, assigns, and legal representatives of Guarantor and shall inure to the benefit of the successors, assigns, and legal representatives of Landlord.

5. JOINT AND SEVERAL LIABILITY. The liability of Guarantor is co-extensive with that of Tenant and also joint and several, and action may be brought against Guarantor and carried to final judgment either with or without making Tenant a party thereto. Guarantor further agrees that in any action or proceeding brought by Landlord against Tenant, Guarantor does not have to be joined as a party thereto.

6. NO DEMAND NEEDED. Landlord may proceed against Guarantor without first making demand against Tenant and without first bringing any action or proceeding against Tenant and without joining Tenant as a party defendant.

7. WAIVER OF RIGHT TO DEFAULT NOTICE. Guarantor does not require any notice of Tenant’s nonpayment, nonperformance, or nonobservance of the covenants, terms, and conditions of the Lease. Guarantor expressly waives the right to receive such notice.

8. TENANT’S BANKRUPTCY. Neither Guarantor’s obligation to make payment in accordance with the terms of this Guaranty, nor any remedy for the enforcement thereof, shall be impaired, modified, released, or limited in any way by any impairment, modification, release, or limitation of the liability of Tenant or Tenant’s representatives in bankruptcy, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or from the decision of any court interpreting the same.

9. SERVICE OF PROCESS. Guarantor irrevocably appoints Tenant as its agent for the service of process related to this Guaranty. Notwithstanding the proceeding, Landlord agrees to send Guarantor a copy of the legal papers served on Tenant by certified mail, return receipt requested, at the address noted by Guarantor’s signature below.

10. VENUE AND INTERPRETATION OF GUARANTY. Venue for any action or proceeding arising out of this Guaranty shall be Dane County in the State of Wisconsin. The internal laws of the State of Wisconsin shall govern the interpretation, validity, performance and enforcement of this Guaranty. The invalidity or unenforceability of any provision of this Guaranty shall not affect or impair any other provision. Both parties have been either represented by legal counsel or given the chance to review this Guaranty with legal counsel, and therefore, the provisions of this Guaranty shall be construed as their fair meaning, and not for or against any party based upon any attributes to such party of the source of the language in question.

11. WAIVER OF JURY TRIAL. Guarantor hereby waives the right to trial by jury in any action or proceeding that may hereafter be instituted by Landlord against Guarantor in respect of this Guaranty.

12. LANDLORD’S LEGAL EXPENSES. Landlord shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees, if Landlord institutes a suit against Tenant or Guarantor for violation of, or to enforce any covenant, term or condition of, the Lease or this Guaranty.

13. NO WAIVER BY LANDLORD. Landlord’s failure or delay in exercising any rights under the Lease or this Guaranty or in sending any notices, or requests, or in requiring strict performance or observance of any term or covenant of the Lease, shall not waive any of Landlord’s rights created by this Guaranty.

14. COUNTERPARTS; FACSIMILE. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart of this Guaranty. Any party so executing this Guaranty by facsimile transmission or electronic mail shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart delivered by facsimile transmission or electronic mail.

IN WITNESS WHEREOF, Landlord and Guarantor have executed this Guaranty as of the date it is executed by both of the parties.

GUARANTOR:	LANDLORD:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.	GREENWAY OFFICE CENTER L.L.C.

	By:	T. Wall Properties L.L.C., Its Manager
X

Name:		By:

Address:		Name:

Title:

Date:

Date: